SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No.    )

                            PURE ATRIA CORPORATION
                    ---------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                    ---------------------------------------
                         (Title of Class of Securities)

                                    746217108
                               ------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                       (Continued on following pages(s))

                                  SCHEDULE 13G
CUSIP NO. 746217108
- --------------------------------------------------------------------------------

1)   Name of Reporting Person
     S.S. or I.R.S Identification

     AMERINDO INVESTMENT ADVISORS INC., a California corporation, AMERINDO ADVISORS (U.K.) LIMITED, AMERINDO INVESTMENT ADVISORS, INC., a Panama corporation, the AMERINDO ADVISORS [UK] LIMITED RETIREMENT BENEFITS SCHEME, ALBERTO W. VILAR, GARY A. TANAKA, JAMES P.F. STABLEFORD AND RENATA LE PORT who disaffirm the existence of any group and who are sometimes collectively referred to as the "Reporting Persons."

- --------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

- --------------------------------------------------------------------------------

3)   SEC Use Only

- --------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     See Item 4 of separate cover pages for Reporting Persons

- --------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power
Beneficially Owned
by Each Reporting   None
Person with
                    (6)  Shared Voting Power

                    4,702,382 shares in the aggregate for all Reporting Persons and as to all but up to 7,723 of which beneficial ownership is disclaimed

                    (7)  Sole Dispositive Power

                    None

                    (8)  Shared Dispositive Power

                    4,702,382 shares in the aggregate for all Reporting Persons and as to all but up to 7,723 of which beneficial ownership is disclaimed

- -------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     4,702,382 shares in the aggregate for all Reporting Persons and as to all but up to 7,723 of which beneficial ownership is disclaimed

- --------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

- --------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                  11.72%

- --------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IA
     (See Instructions)

- --------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   746217108

- --------------------------------------------------------------------------------

1)   Name of Reporting Person
     S.S. or I.R.S Identification

     AMERINDO INVESTMENT ADVISORS INC.

- --------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

- --------------------------------------------------------------------------------

3)   SEC Use Only

- --------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     California
- --------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                           None
Beneficially Owned
by Each Reporting   (6)  Shared Voting Power
Person with
                    4,286,938 shares, as to all of which beneficial ownership is disclaimed

                    (7)  Sole Dispositive Power                      None

                    (8)  Shared Dispositive Power

                    4,286,938 shares, as to all of which beneficial ownership is disclaimed

- -------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     4,286,938 shares, as to all of which beneficial ownership is disclaimed


- --------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

- --------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                  10.70%

- --------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IA
     (See Instructions)

- --------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   746217108

- --------------------------------------------------------------------------------

1)   Name of Reporting Person
     S.S. or I.R.S Identification

     AMERINDO ADVISORS (U.K.) LIMITED

- --------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

- --------------------------------------------------------------------------------

3)   SEC Use Only

- --------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     United Kingdom
- --------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                           None
Beneficially Owned
by Each Reporting   (6)  Shared Voting Power                         None
Person with
                    (7)  Sole Dispositive Power                      None

                    (8)  Shared Dispositive Power                    None

- -------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     None

- --------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

- --------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    0.00%

- --------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IA
     (See Instructions)

- --------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   746217108

- --------------------------------------------------------------------------------

1)   Name of Reporting Person
     S.S. or I.R.S Identification

     AMERINDO INVESTMENT ADVISORS, INC.

- --------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

- --------------------------------------------------------------------------------

3)   SEC Use Only

- --------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     Panama
- --------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                           None
Beneficially Owned
by Each Reporting   (6)  Shared Voting Power
Person with
                    407,721 shares, as to all of which beneficial ownership is disclaimed

                    (7)  Sole Dispositive Power                      None

                    (8)  Shared Dispositive Power

                    407,721 shares, as to all of which beneficial ownership is disclaimed

- -------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     407,721 shares, as to all of which beneficial ownership is disclaimed

- --------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

- --------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    1.00%

- --------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IA
     (See Instructions)

- --------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   746217108

- --------------------------------------------------------------------------------

1)   Name of Reporting Person
     S.S. or I.R.S Identification

     AMERINDO ADVISORS (UK) LIMITED RETIREMENT BENEFITS SCHEME

- --------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

- --------------------------------------------------------------------------------

3)   SEC Use Only

- --------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     Florida
- --------------------------------------------------------------------------------

Number of Shares
Beneficially Owned
by Each Reporting
Person with         (5)  Sole Voting Power                           None


                    (6)  Shared Voting Power

                    7,723 shares, as to all of which beneficial ownership is disclaimed

                    (7)  Sole Dispositive Power                      None

                    (8)  Shared Dispositive Power

                    7,723 shares, as to all of which beneficial ownership is disclaimed


- -------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     7,723 shares, as to all of which beneficial ownership is disclaimed

- --------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

- --------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    0.02%

- --------------------------------------------------------------------------------

12)  Type of Reporting Person                                                EP
     (See Instructions)

- --------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   746217108

- --------------------------------------------------------------------------------

1)   Name of Reporting Person
     S.S. or I.R.S Identification

     ALBERTO W. VILAR

- --------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

- --------------------------------------------------------------------------------

3)   SEC Use Only

- --------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     United States
- --------------------------------------------------------------------------------

Number of Shares
Beneficially Owned
by Each Reporting
Person with         (5)  Sole Voting Power                           None


                    (6)  Shared Voting Power

                    4,702,382 shares, as to all but up to 7,723 of which beneficial ownership is disclaimed

                    (7)  Sole Dispositive Power                      None

                    (8)  Shared Dispositive Power

                    4,702,382 shares, as to all but up to 7,723 of which beneficial ownership is disclaimed

- -------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     4,702,382 shares, as to all but up to 7,723 of which beneficial ownership is disclaimed

- --------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

- --------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                   11.72%

- --------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IA
     (See Instructions)

- --------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   746217108

- --------------------------------------------------------------------------------

1)   Name of Reporting Person
     S.S. or I.R.S Identification

     GARY A. TANAKA

- --------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

- --------------------------------------------------------------------------------

3)   SEC Use Only

- --------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     United States
- --------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                           None
Beneficially Owned
by Each Reporting   (6)  Shared Voting Power
Person with
                    4,702,382 shares, as to all but up to 7,723 of which beneficial ownership is disclaimed

                    (7)  Sole Dispositive Power                      None

                    (8)  Shared Dispositive Power

                    4,702,382 shares, as to all but up to 7,723 of which beneficial ownership is disclaimed

- -------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     4,702,382 shares, as to all of but up to 7,723 of which beneficial ownership is disclaimed

- --------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

- --------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                   11.72%

- --------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IA
     (See Instructions)

- --------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   746217108

- --------------------------------------------------------------------------------

1)   Name of Reporting Person
     S.S. or I.R.S Identification

     RENATA LE PORT

- --------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

- --------------------------------------------------------------------------------

3)   SEC Use Only

- --------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     United Kingdom
- --------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                           None
Beneficially Owned
by Each Reporting   (6)  Shared Voting Power
Person with
                     7,723 shares, as to only a portion of which beneficial ownership is affirmed.

                    (7)  Sole Dispositive Power                      None

                    (8)  Shared Dispositive Power

                     7,723 shares, as to only a portion of which beneficial ownership is affirmed.


- -------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     7,723 shares, as to only a portion of which beneficial ownership is affirmed.


- --------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

- --------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    0.02%

- --------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IA
     (See Instructions)

- --------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   746217108

- --------------------------------------------------------------------------------

1)   Name of Reporting Person
     S.S. or I.R.S Identification

     JAMES P. F. STABLEFORD

- --------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

- --------------------------------------------------------------------------------

3)   SEC Use Only

- --------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     United Kingdom
- --------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                           None
Beneficially Owned
by Each Reporting   (6)  Shared Voting Power
Person with
                    7,723 shares, as to only a portion of which beneficial ownership is affirmed.

                    (7)  Sole Dispositive Power                      None

                    (8)  Shared Dispositive Power

                     7,723 shares, as to only a portion of which beneficial ownership is affirmed.


- -------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     7,723 shares, as to only a portion of which beneficial ownership is affirmed.


- --------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

- --------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    0.02%

- --------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IA
     (See Instructions)

- --------------------------------------------------------------------------------

Item 1.
- ------

     (a) The name of issuer as to whose securities this statement relates is Pure Atria CORPORATION (the "Issuer").

     (b) The address of Issuer's principal place of business is 1309 South Mary Ave, Sunnyvale, CA 94087.


Item 2.
- -------

     (a-c) This statement is being filed by Amerindo Investment Advisors Inc., a California corporation whose principal executive offices are located at One Embarcadero Center, Suite 2300, San Francisco, California, 94111 ("Amerindo"), Amerindo Advisors (U.K.) Limited, a United Kingdom corporation whose principal executive offices are located at 43 Upper Grosvenor Street, London WIX 9PG England ("Amerindo UK"), Amerindo Investment Advisors, Inc., a Panama corporation, whose principal executive offices are located at Edificio Sucre, Calle 48 Este, Bella Vista, Apartado 6277, Panama 5, Panama ("Amerindo Panama") the Amerindo Advisors (UK) Limited Retirements Benefits Scheme, whose address is 43 Upper Grosvenor Street, London WIX 9PG England (the "Retirement
Benefits Scheme"), Alberto W. Vilar, Gary A. Tanaka, James P.F. Stableford and Renata Le Port (sometimes hereinafter collectively referred to as the "Reporting Persons"). Although this statement is being made jointly by the Reporting Persons, each of them expressly disaffirms membership in any group under Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise. Amerindo, Amerindo UK and Amerindo
Panama are sometimes hereinafter collectively referred to as the "Advisor Entities."

           Each of the Advisor Entities is an investment advisor, and all of the subject securities have been purchased by the Advisor Entities (or, in the case of securities held, by the Retirement Benefits Scheme) in the ordinary course of their respective businesses as investment advisors and not with the purpose of effecting changing or influencing the control of the issuer or in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) under the Exchange Act. Amerindo is registered as an investment advisor under the Investment Advisors Act of 1940, as amended, and Amerindo UK is registered with the Investment Management Regulatory Organization in the United Kingdom. Messrs. Vilar and Tanaka are the sole shareholders and directors of each of the Advisor
Entities, and Messrs. Alberto W. Vilar, Gary A. Tanaka, James P. F.
Stableford and Ms. Renata Le Port are joint trustees of the Retirement
Benefits Scheme (which is a qualified employee benefit plan). Because each of the Advisor Entities is obligated to act in the best interests of its respective clients and in accordance with the respective mandates of those clients and because the trustees of the Retirement Benefits Scheme are required to act in the best interest of the beneficiaries thereof, there is no agreement between or among any of the Reporting Persons to act together with respect to the issuer or its securities, except that they may, from time to time and provided that transactions are otherwise being effected at the same time, aggregate orders for client accounts in order to receive more favorable trading terms.

     (d-e) This statement is being filed as to the Common Stock of Pure Atria Corporation, Cusip Number 746217108.

Item 3.  If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b),
- ------
         check whether the person filing is a:

     (a-g) Inapplicable.

     (h) This statement is being filed jointly by the Reporting Persons, although each of them expressly disaffirms membership in any group under Rule 13d-5 under the Exchange Act.

Item 4.  Ownership.
- ------   ---------

     (a-c) The following table sets forth for each of the Advisor Entities and for the Plan the aggregate number of shares of the Common Stock of the Issuer beneficially owned by such person as of August 31, 1996, and the percentage which such shares constitute of the total number of shares outstanding, as communicated by the company subsequent to the merger of Atria Software, Inc. into Pure Software, Inc. with beneficial ownership determined as set forth in Rule 13d-3 under the Exchange Act, but with beneficial ownership being expressly disclaimed). Messrs. Vilar and Tanaka, as the sole shareholders and directors of the Advisor Entities, share with each other investment and dispositive power as to all of the shares shown as owned by the Advisor Entities, who otherwise have sole investment and dispositive power with respect thereto, except that each client of the Advisor Entities has the unilateral right to terminate the advisory agreement with the Advisor Entity in question on notice which typically need not exceed 30 days. Messrs. Alberto W. Vilar, Gary A. Tanaka, James P. F. Stableford and Ms. Renata
Le Port are joint trustees of the Retirement Benefits Scheme.


Name                         No. of Shares                   Percent of Class
- ----                         -------------                   ----------------

Amerindo                       4,286,938                           10.70%

Amerindo UK                            0                            0.00%

Amerindo Panama                  407,721                            1.00%

Plan                               7,723                            0.02%

Alberto W. Vilar               4,702,382                           11.72%

Gary A. Tanaka                 4,702,382                           11.72%

Item 5.  Ownership of Five Percent or Less of a Class.
- ------   --------------------------------------------

         Inapplicable.


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.
- ------   ---------------------------------------------------------------

         The subject shares are all owned by clients of the Advisor Entities or by the Plan. No such person's interest in the securities included in this report exceeds 5% of the class outstanding.

Item 7.  Identification and Classification of the Subsidiary Which
- ------   ---------------------------------------------------------
         Acquired the Security Being Reported on By the Parent Holding
         -------------------------------------------------------------
         Company.
         -------

         Inapplicable.


Item 8.  Identification and Classification of Members of the Group.
- ------   ---------------------------------------------------------

     (a-c) This statement is being filed by Amerindo Investment Advisors Inc., a California corporation whose principal executive offices are located at One Embarcadero Center, Suite 2300, San Francisco, California, 94111 ("Amerindo"), Amerindo Advisors (U.K.) Limited, a United Kingdom corporation whose principal executive offices are located at 43 Upper Grosvenor Street, London WIX 9PG England ("Amerindo UK"), Amerindo Investment Advisors, Inc., a Panama corporation, whose principal executive offices are located at Edificio Sucre, Calle 48 Este, Bella Vista, Apartado 6277, Panama 5, Panama ("Amerindo Panama") the Amerindo Advisors (UK) Limited Retirements Benefits Scheme, whose address is 43 Upper Grosvenor Street, London WIX 9PG England (the "Retirement
Benefits Scheme"), Alberto W. Vilar, Gary A. Tanaka, James P.F. Stableford and Renata Le Port (sometimes hereinafter collectively referred to as the "Reporting Persons"). Although this statement is being made jointly by the Reporting Persons, each of them expressly disaffirms membership in any group under Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise. Amerindo, Amerindo UK and Amerindo
Panama are sometimes hereinafter collectively referred to as the "Advisor Entities."

           Each of the Advisor Entities is an investment advisor, and all of the subject securities have been purchased by the Advisor Entities (or, in the case of securities held, by the Retirement Benefits Scheme) in the ordinary course of their respective businesses as investment advisors and not with the purpose of effecting changing or influencing the control of the issuer or in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) under the Exchange Act. Amerindo is registered as an investment advisor under the Investment Advisors Act of 1940, as amended, and Amerindo UK is registered with the Investment Management Regulatory Organization in the United Kingdom. Messrs. Vilar and Tanaka are the sole shareholders and directors of each of the Advisor
Entities, and Messrs. Alberto W. Vilar, Gary A. Tanaka, James P. F.
Stableford and Ms. Renata Le Port are joint trustees of the Retirement
Benefits Scheme (which is a qualified employee benefit plan). Because each of the Advisor Entities is obligated to act in the best interests of its respective clients and in accordance with the respective mandates of those clients and because the trustees of the Retirement Benefits Scheme are required to act in the best interest of the beneficiaries thereof, there is no agreement between or among any of the Reporting Persons to act together with respect to the issuer or its securities, except that they may, from time to time and provided that transactions are otherwise being effected at the same time, aggregate orders for client accounts in order to receive more favorable trading terms.

     (d-e) This statement is being filed as to the Common Stock of Pure Atria Corporation, Cusip Number 746217108.


Item 9.   Notice of Dissolution of Group.
- ------    ------------------------------

          Inapplicable.

Item 10.  Certification.
- -------   -------------

     By signing below, the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                 SIGNATURES

          After reasonable inquiry and to the best of the knowledge and belief of the undersigned, we certify that the information set forth in this statement is true, complete and correct.

                                         AMERINDO INVESTMENT ADVISORS INC.,
                                         a California corporation


                                         By: /s/ Alberto W. Vilar
                                             -------------------------------
                                             ALBERTO W. VILAR, PRESIDENT


                                          AMERINDO INVESTMENT ADVISORS (U.K.),
                                          LIMITED, a United Kingdom corporation


                                          By: /s/ Alberto W. Vilar
                                              ------------------------------
                                              ALBERTO W. VILAR, DIRECTOR


                                          AMERINDO INVESTMENT ADVISORS INC.,
                                          a Panama corporation


                                          By: /s/ Alberto W. Vilar
                                              ------------------------------
                                              ALBERTO W. VILAR, DIRECTOR


                                          AMERINDO INVESTMENT ADVISORS INC.,
                                          PROFIT SHARING TRUST


                                          By: /s/ Alberto W. Vilar
                                              ------------------------------
                                              ALBERTO W. VILAR, TRUSTEE



                                              /s/ Alberto W. Vilar
                                              ------------------------------
                                              ALBERTO W. VILAR


                                              /s/ Gary A. Tanaka
                                              ------------------------------
                                              GARY A. TANAKA


                                              /s/ James P. F. Stableford
                                              ------------------------------
                                              JAMES P. F. STABLEFORD


                                              /s/ Renata Le Port
                                              ------------------------------
                                              RENATA LE PORT

                                   EXHIBIT A

                             PURE ATRIA CORPORATION

                                  COMMON STOCK

                                   746217108


We hereby agree that the within Statement on Schedule 13G regarding our beneficial ownership of Common Stock is filed on behalf of each of us.


                                   AMERINDO INVESTMENT ADVISORS INC.,
                                   a California corporation


                                   By:  /s/ Alberto W. Vilar
                                        --------------------------------------
                                        ALBERTO W. VILAR, PRESIDENT


                                   AMERINDO INVESTMENT ADVISORS (U.K.) LIMITED, a United Kingdom corporation


                                   By:  /s/ Alberto W. Vilar
                                        --------------------------------------
                                        ALBERTO W. VILAR, DIRECTOR


                                   AMERINDO INVESTMENT ADVISORS, INC.,
                                   a Panama corporation


                                   By:  /s/ Alberto W. Vilar
                                        --------------------------------------
                                        ALBERTO W. VILAR, DIRECTOR


                                   AMERINDO INVESTMENT ADVISORS INC.,
                                   PROFIT SHARING TRUST


                                   By:  /s/ Alberto W. Vilar
                                        --------------------------------------
                                        ALBERTO W. VILAR, TRUSTEE


                                        /s/ Alberto W. Vilar
                                        --------------------------------------
                                        ALBERTO W. VILAR


                                        /s/ Gary A. Tanaka
                                        --------------------------------------
                                        GARY A. TANAKA


                                        /s/ James P. F. Stableford
                                        --------------------------------------
                                        JAMES P. F. STABLEFORD


                                        /s/ Renata Le Port
                                        --------------------------------------
                                        RENATA LE PORT